AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment”) dated as of March 12, 2021 (the “Effective Date”) to the Amended and Restated Committed Facility Agreement dated as of March 6, 2019 by and among GUGGENHEIM STRATEGIC OPPORTUNITIES FUND (“Customer”), on the one hand, and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“BNPP PB”), on the other hand.

WHEREAS, BNPP PB (as succcsesor in interest to BNP Paribas Prime Brokerage Inc.) and Customer have previously entered into a Committed Facility Agreement dated as of November 20, 2008, as amended from time to time (the “Original Agreement”).

WHEREAS, BNPP PB and Customer previously amended and restated the Original Agreement by entering into the Amended and Restated Committed Facility Agreement, dated as of March 6, 2019 (as may be further amended, supplemented, or otherwise modified from time to time, the “Amended and Restated CFA”).

WHEREAS, the parties desire to amend the Amended and Restated CFA as provided herein.

NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BNPP PB and the Customer agree as follows:

1.	Amendment to Appendix B

Appendix B to the Amended and Restated CFA is hereby deleted and replaced in its entirety with the attached Appendix B.

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

               /s/ Robert Luzzo

Name:  Robert Luzzo

Title:    Managing Director

               /s/ Mohamed Adil El Batji

Name:  Mohamed Adil El Batji

Title:    Managing Director

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

               /s/ John Sullivan

Name:  John Sullivan

Title:

Name:

Title:

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Appendix B

Pricing

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

Financing Rate

Customer Debit Rate

With respect to each type of Eligible Security, as specified in the below grid:

ISO Code

USD

Collateral Bucket	Benchmark	Spread (bps)
Eligible Securities (as such term is defined in Appendix A), excluding SPACs	1M LIBOR	+85 bps
SPACS	1M LIBOR	+125 bps
Any securities not constituting Eligible Securities agreed upon between the parties from time to time	1M LIBOR	+125 bps

“SPACS” shall have the meaning in Section 2(a)(vii) of Appendix A.

 Arrangement Fee

Customer shall pay a one time arrangement fee equal to the product of the Maximum Commitment Financing and 25 bps.

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB equal to the sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debt Financing, expressed as a positive number, (b) 1/360 and (c) 50 bps.

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